Exhibit (g) (2)

Please note: certain information has been excluded and replaced with [  ] in this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

AUTOMATIC

REINSURANCE AGREEMENT

(hereinafter, the “Agreement”)

between

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

of

Newark, Delaware

(hereinafter, “Cedent”)

And

MUNICH AMERICAN REASSURANCE COMPANY

of Atlanta, Georgia

(hereinafter, “Reinsurer”)

VUL Reinsurance Agreement

Effective May 1, 2018

NYLIAC VUL Reinsurance Agreement – Munich

Munich Re 4487

NYLIAC VUL Reinsurance Agreement – Munich

Munich Re 4487

ARTICLES	PAGE

ARTICLE 21 - COUNTERPARTS	34

ARTICLE 22 - TERMINAL ACCOUNTING AND SETTLEMENT	34

ARTICLE 23 - EXECUTION	35

SCHEDULES			PAGE

A	-	POLICIES	36

B	-	REINSURANCE PREMIUM RATES	38

C	-	CEDENT’S CORPORATE RETENTION LIMITS	42

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ARTICLE 1 - PREAMBLE

1.1	Parties to the Agreement

This is a YRT agreement for indemnity reinsurance solely between Cedent and Reinsurer collectively referred to as the “parties.”

The acceptance of risks under this Agreement will create no right or legal relationship between Reinsurer and the insured, owner or beneficiary of any insurance policy or other contract of Cedent.

The Agreement will be binding upon Cedent and Reinsurer and their respective successors and assigns.

1.2	Compliance

This Agreement applies only to the issuance of insurance by Cedent in a jurisdiction in which it is properly licensed.

Cedent represents that, to the best of its knowledge, it is in compliance with all state and federal laws applicable to the business reinsured under this Agreement. In the event that Cedent is found to be in non-compliance with any law material to this Agreement, the Agreement will remain in effect and Cedent will indemnify Reinsurer for any direct loss Reinsurer suffers as a result of the non-compliance, and will seek to remedy the non-compliance.

Notwithstanding the above, the parties represent that they are using, and shall continue to use commercially reasonable efforts to remain in compliance with all laws, regulations, judicial and administrative orders applicable to the Policies as they pertain to the sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as such laws may be amended from time to time (collectively the “Laws”). Neither party shall be required to take action under this Agreement that would violate said Laws including, but not limited to, making any payments in violation of the Laws.

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Should either party discover or otherwise become aware that a prohibited transaction (as defined by the OFAC) has been entered into or a payment has been made in violation of the Laws, the party who first becomes aware of the violation of the Laws shall notify the other party, and the parties shall cooperate in order to take all necessary corrective actions.

The parties agree that such prohibited transaction shall be null, void and of no effect from its inception to the same extent as if the prohibited transaction had never been entered into. In such event, each party shall be restored to the position it would have occupied if the violation had not occurred, including the return of any payments received, unless prohibited by law.

1.3	Construction

This Agreement will be construed in accordance with the laws of the state of New York.

1.4	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by both parties.

1.5	Severability

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

1.6	Non-waiver

No act, delay, omission, course of dealing or prior transaction by or between the parties to this Agreement shall constitute a waiver of any right or remedy under this Agreement. No waiver of any right or remedy under this Agreement shall be construed to be a waiver of any other or subsequent right or remedy under this Agreement.

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ARTICLE 2 - AUTOMATIC REINSURANCE

2.1	Automatic Reinsurance

Cedent will automatically cede and Reinsurer will accept the Quota Share Percentage, defined in Schedule A, of the type of business issued by Cedent as shown in Schedule A, that is issued on or after the effective date of this Agreement, unless Cedent opts out of reinsurance as described in Article 2.3.

Reinsurer will automatically accept its share of the above-referenced policies up to the limits shown in Schedule A, provided that:

(a)	the insured, at the time of the application, must meet the residency requirements contained in Cedent’s underwriting guidelines;

(b)	on each Covered Policy, Cedent must retain at least the portion of each risk as shown in Schedule A (hereinafter referred to as the “Automatic Retained Percentage”);

(c)

Cedent applies, to each Covered Policy, its normal underwriting standards and guidelines. For policies with Increasing Net Amount at Risk (INAR), the maximum death benefit (for single premium policies it will be based on the maximum NAR) amount over the first fifteen (15) policy years as shown under current values in the policy illustration will be used for determining the policy underwriting requirements;

(d)

the total of the new Ultimate Amount of reinsurance required including contractual increases, and the amount already reinsured on that life under this Agreement and all other agreements between Reinsurer and Cedent, does not exceed the Reinsurer’s share of the Automatic Binding Limits set out in Schedule A;

(e)

the amount of life insurance in force in all companies, including any coverage to be replaced plus the amount currently applied for on that life in all companies, does not exceed the Jumbo Limit stated in Schedule A;

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(f)

the application is on a life that has not been submitted facultatively to Reinsurer or any other reinsurer in the past three (3) years, unless the reason for any prior facultative submission no longer applies; and

(g)	Cedent will not cede a policy to Reinsurer unless the policy to be reinsured at issue equals or exceeds the Minimum Amount at Issue as shown in Schedule A.

2.2	Retained Amounts

With the exception of catastrophic coverage, Cedent may not reinsure on any basis any portion of the amount it has retained on the business covered under this Agreement, without prior notification to Reinsurer.

2.3	Opt-Out Policies

Cedent may opt out of reinsurance when Cedent’s full capacity is requested by the insured or the agent. For policies that are opted out, Cedent will provide a list of such policies to Reinsurer on a quarterly basis as requested by Reinsurer, within forty-five (45) days of such request. It is expected that a de minimis number of policies will be opted out each year.

2.4	Policy Forms

Upon Reinsurer’s request, Cedent will provide Reinsurer with all policy forms/policy specifications applicable to the Covered Policies reinsured under this Agreement.

2.5	New Business

New Business is a Covered Policy on which: (a) Cedent has obtained complete and current underwriting evidence in accordance with its customary standards and procedures as set forth in Article 2.1(c) on the full amount issued including the highest face amount illustrated at issue, (b) the full normal commissions are paid by Cedent, and (c) the suicide and contestable provisions apply from the Covered Policy’s effective date.

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2.6	Ultimate Amount

All policies with INAR will require an ultimate amount to be defined at policy issuance and will be the maximum death benefit (for single premium policies it will be based on the maximum NAR) as shown under current values in the policy illustration. The ultimate amount will be used to define maximums in determining the Automatic Binding Limit, the Jumbo Limit and the largest amount available in special programs. If the actual death benefit on an INAR policy on a given life exceeds the Automatic Binding Limit as specified in Schedule A, the Ceding Company will be on the risk for any and all amounts in excess of the Reinsurer’s share of the Automatic Binding Limit unless alternative arrangements are made at that time.

ARTICLE 3 - FACULTATIVE REINSURANCE

Cedent may submit any application on a plan or rider identified in Schedule A to Reinsurer for its consideration on a facultative basis.

Cedent will apply for reinsurance on a facultative basis by sending to Reinsurer an Application for Facultative Reinsurance accompanied by copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners’ reports, attending physicians’ statements, inspection reports, and any other information bearing on the insurability of the risk. Cedent also will notify Reinsurer of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by Cedent that is pertinent to the risk assessment will be immediately transmitted to Reinsurer.

After consideration of the Application for Facultative Reinsurance and related information, Reinsurer will promptly inform Cedent of its underwriting decision. Reinsurer’s offer will expire at the end of one-hundred twenty (120) days from the date of the offer, unless otherwise specified by Reinsurer.

If the underwriting decision is acceptable, Cedent will notify Reinsurer in writing of its acceptance of the offer.

Unless Cedent gives written notification before the expiration date, there shall not be any reinsurance on the risk. Article 16, Errors and Omissions shall not apply to this Article.

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ARTICLE 4 - COMMENCEMENT OF LIABILITY

4.1	Automatic Reinsurance

For automatic reinsurance, Reinsurer’s liability for amounts ceded hereunder will commence at the same time as Cedent’s liability.

4.2	Facultative Reinsurance

For facultative reinsurance, Reinsurer’s liability will commence at the same time as Cedent’s liability, provided that Reinsurer has made a facultative offer and that offer was accepted, during the lifetime of the insured, in accordance with the terms of this Agreement.

4.3	Conditional Receipt or Temporary Insurance

Reinsurance coverage under a conditional receipt or temporary insurance provision is limited to Reinsurer’s Proportionate Share of amounts within the Conditional Receipt or Temporary Insurance Limits specified in Schedule A.

4.4	Backdated Policies

Reinsurer agrees to accept policies backdated to the date six (6) months prior to the effective date of this Agreement for reinsurance coverage under this Agreement. However, it is agreed that Reinsurer shall not be liable for any mortality risk on such policies until the effective date of this Agreement. When the policy is reinsured, Cedent will pay an annual premium from the policy date.

ARTICLE 5 - REINSURED RISK AMOUNT

The Net Amount at Risk (NAR) of the Covered Policy shall be the death benefit under the Covered Policy less the account value and is calculated at the beginning of each policy year. The reinsured Net Amount at Risk for automatic cessions is determined by multiplying the total Net Amount at Risk on the Covered Policy by the Quota Share Percentage defined in Schedule A. Cedent will maintain a quota share retention on each policy, up to the maximum limits of its retention per life for the insured’s issue age, as shown in Schedule C.

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If the death benefit is Option 1, the death benefit under the Covered Policy will be the face amount. If the death benefit is Option 2, the death benefit under the Covered Policy will be the face amount plus the account value.

ARTICLE 6 - REINSURANCE ACCOUNTING

6.1	Premiums

Reinsurance premium rates for life insurance and other benefits reinsured under this Agreement are shown in Schedule B. The rates will be applied to the reinsured Net Amount at Risk.

6.2	Payment of Premiums

Reinsurance premiums are payable annually in advance. Cedent will calculate the amount of reinsurance premium due and, within forty-five (45) days after the end of the month, will send Reinsurer a statement in a mutually agreed upon format, showing reinsurance premiums due for that period. If an amount is due Reinsurer, Cedent will remit that amount together with the statement. If an amount is due Cedent, Reinsurer will remit such amount within twenty (20) days of receipt of the statement.

6.3	Delayed Payment

Each party reserves the right to charge interest on any balances unpaid for more than thirty (30) days at a rate equal to the Three Month London Interbank Offering Rate (LIBOR) as published in the Wall Street Journal (or if not available, a comparable publication) on the due date or, if the due date is not a business day, on the next business day after the due date.

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6.4	Failure to Pay Premiums

The payment of reinsurance premiums is a condition precedent to the liability of Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within thirty (30) days of the Remittance Date, Reinsurer will have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears. If Reinsurer elects to exercise its right of termination, it will give Cedent thirty (30) days written notice of its intention. Such notice will be sent by certified mail.

If all reinsurance premiums in arrears, including any that become in arrears during the thirty (30) day notice period, are not paid before the expiration of the notice period, Reinsurer will be relieved of all liability under those policies as of the last date to which premiums have been paid for each policy. Reinsurance on policies on which reinsurance premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their Remittance Dates.

Terminated reinsurance may be reinstated, subject to approval by Reinsurer, within sixty (60) days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice Reinsurer’s right to collect premiums for the period during which reinsurance was in force prior to the expiration of the thirty (30) days notice.

Cedent will not force termination under the provisions of this Article solely to avoid the provisions regarding recapture in Article 11, or to transfer the Covered Policies to another Reinsurer.

Such termination shall be subject to a terminal accounting and settlement as set forth in Article 22.

6.5	Premium Rate Guarantee

(a)	Change in Reinsurance Premium Rates – [ ]:

i.	[ ]; and

ii.	[ ].

[  ].

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(b)	Notice and Negotiation Period – [ ].

(c)	Rate Changes Based on Mortality Experience – [ ].

[  ].

[  ].

[  ].

[  ].

(d)	Rate Increases Derived from Cedent’s Increases to the Rates it Charges Underlying Policyowners for Mortality Reasons – [ ].

[  ].

(e)	Recapture – [ ].

6.6	Currency

All payments and reporting by both parties under this Agreement will be made in United States dollars.

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ARTICLE 7 - REDUCTIONS, TERMINATIONS AND CHANGES

7.1	Reductions and Terminations

In the event of the reduction, lapse, or termination of a Covered Policy[ies] Cedent will reduce or terminate reinsurance on that life. The reinsured amount on the policy with all Reinsurers will be reduced, effective on the same date, by the amount required such that Cedent maintains its retention, and Reinsurer maintains its share, provided under this Agreement.

Reinsurer will refund any unearned reinsurance premiums net of allowances.

7.2	Increases

(a)	Noncontractual Increases

If the amount of insurance is increased as a result of a noncontractual change, and the increase is underwritten by Cedent in accordance with its customary standards and procedures, the increased amount of insurance will be reinsured using new business rates. Reinsurer’s approval is required if the original policy was reinsured on a facultative basis or if the new amount will cause the reinsured amount on the life to exceed either the Automatic Binding Limits or the Jumbo Limit shown in Schedule A.

(b)	Contractual Increases

For policies reinsured on an automatic basis, reinsurance of increases in amount resulting from contractual policy provisions will be accepted only up to the Automatic Binding Limits shown in Schedule A. For policies reinsured on a facultative basis, reinsurance will be limited to the ultimate amount shown in Reinsurer’s facultative offer. Reinsurance premiums for contractual increases will be on a point-in-scale basis from the original issue age of the policy.

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7.3	Risk Classification Changes

If the policyholder requests a risk classification change, such change will be underwritten according to Cedent’s normal underwriting practices. Risk classification changes on facultative policies will be subject to Reinsurer’s approval.

7.4	Reinstatement

If a policy reinsured on an automatic basis is reinstated in accordance with its terms and in accordance with Cedent’s rules and procedures, Reinsurer will, upon notification of reinstatement, reinstate the reinsurance coverage. If a policy reinsured on a facultative basis is reinstated, approval by Reinsurer will be required prior to the reinstatement of the reinsurance if Cedent’s regular reinstatement rules do not require additional medical testing. Upon reinstatement of the reinsurance coverage, Cedent will pay the contractual reinsurance premiums for the period that Cedent collects premiums to reinstate such policies.

7.5	Nonforfeiture Benefits

(a)	Extended Term

If the original policy lapses and extended term insurance is elected under the terms of the policy, reinsurance will continue on the same basis as under the original policy until the expiry of the extended term period.

(b)	Reduced Paid-up

If the original policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount reinsured will be reduced in accordance with Article 7.1.

ARTICLE 8 - CONVERSIONS, EXCHANGES AND REPLACEMENTS

Conversions	are not covered under this Agreement

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ARTICLE 9 - CLAIMS

Claims covered under this Agreement include only death claims, which are those due to the death of the insured on a policy reinsured under this Agreement, and any additional benefits specified in Schedule A, which are provided by the underlying policy and are reinsured under this Agreement. Cedent will follow its standard claims practices, procedures and guidelines when adjudicating claims reinsured under this Agreement.

9.1	Notice

Cedent will notify Reinsurer as soon as reasonably possible after it receives a claim on a policy reinsured under this Agreement.

9.2	Proofs

(a)

All reinsured claims. Upon Cedent’s payment of death proceeds of a Covered Policy to the policy beneficiary, Cedent will provide Reinsurer with a request for payment of the reinsurance proceeds associated with the Covered Policy. The payment request will include the amount(s) paid by Cedent for the benefits claimed, the amount(s) requested by Cedent, cause of death (if available), date of death, state of death (if available), total interest paid, and other fields necessary to process the reinsurance payment and agreed to by both parties.

(b)	Reinsured claims of $100,000 or less. No other documentation will be routinely provided except as noted below.

(c)

Incontestable reinsured claims above $250,000: Cedent will also provide Reinsurer with proof of death, the claimant’s statement, and proof of payment. No other documentation will be routinely provided except as noted below.

(d)	Claims greater than $50,000 which meet one or more of the following criteria:

i.	the claim is contestable,

ii.	the location of loss is outside of the United States,

iii.	the claim is anticipated to be denied, or

iv.	the claim is anticipated to be litigated or is in litigation.

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Cedent will provide a copy of the underwriting and claim file including the investigation and court pleadings, if any, if requested by Reinsurer.

(e)

Right to Request and Audit. Cedent may request consultation on any reinsured claim file in which case it will provide the relevant information including copy of the underwriting and claim file, the investigation and court pleadings, if any. Reinsurer reserves the right to request documentation for any claim when deemed appropriate, and to conduct periodic audits to review claims documentation.

9.3	Amount and Payment of Reinsurance Benefits

As soon as reasonably possible following Reinsurer’s receipt of proper claim notice and Claims Proofs, Reinsurer will promptly examine the claim and pay the reinsurance benefits due Cedent as appropriate. If a claim is made under a Covered Policy reinsured under this Agreement, Reinsurer will abide by the issue as it is settled by Cedent. Reinsurer will pay all claims eligible for coverage under this Agreement and Cedent’s contractual liability for policies reinsured under this Agreement is binding on Reinsurer.

Reinsurer, on a case by case basis, may agree to pay to Cedent its proportionate share of liability arising from a contested claim that has been settled for an amount in excess of the original liability associated with an inforce Covered Policy.

The maximum reinsurance death benefit payable to Cedent under this Agreement is the Net Amount at Risk specifically reinsured with Reinsurer except as above. Reinsurer will also pay its proportionate share of the interest that Cedent pays on the death proceeds until the date of settlement.

9.4	Contested Claims

Cedent must promptly notify Reinsurer of litigation that results from Cedent’s contesting insurance reinsured under this Agreement, or asserting defenses to a claim for such insurance (“Litigation”). Upon receipt of such notice and after Reinsurer has received all requested documents relevant to such Litigation, Reinsurer must promptly notify Cedent in writing of Reinsurer’s decision whether or not to participate in the Litigation. If Reinsurer participates in the Litigation, and if the Litigation results in the reduction of Cedent’s liability, Reinsurer will share in this reduction. Reinsurer’s percentage of the reduction will be Reinsurer’s Net Amount at Risk on the individual life as it relates to Cedent’s total Net Amount at Risk on the date of the death of the insured.

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If Reinsurer should decline in writing to participate in the Litigation, Reinsurer will be released of all liability by paying Cedent: (i) the full amount of reinsurance as if there had been no contest, compromise or Litigation, and (ii) Reinsurer’s proportionate share of covered expenses incurred to the date Reinsurer notifies Cedent that Reinsurer declines to participate. Reinsurer will not share in any subsequent reduction in liability.

If Reinsurer accepts participation and Cedent’s contest, compromise, or Litigation results in a reduction or increase in liability, Reinsurer will share in any such reduction or increase, subject to Article 9.8, in proportion to its share of the risk on the contested policy.

After Reinsurer has agreed to participate, if Cedent and Reinsurer subsequently disagree on Cedent’s course of action to be taken with respect to a Contested Claim, Reinsurer may opt out of the contest, provide Cedent with reasonable notice of its decision to opt out, pay its full share of the reinsurance benefit, and incur no further expense or obligation to reimburse Cedent for any Statutory Penalties, Compensatory Damages or Punitive Damages (collectively “ECOs”) arising or assessed with respect to actions taken after the date Reinsurer opts out. Once Reinsurer has agreed to participate in the contest, Reinsurer shall remain responsible, in accordance with the terms of this Agreement, to reimburse Cedent, on a pro rata basis, for such ECOs with respect to actions taken prior to the date Reinsurer opts out.

9.5	Claim Expenses

Reinsurer will pay its share of reasonable claim investigation and legal expenses connected with the litigation or settlement of contractual liability claims unless Reinsurer has discharged its liability pursuant to Article 9.4 above. If Reinsurer has so discharged its liability, Reinsurer will not participate in any expenses incurred thereafter.

Reinsurer will not reimburse Cedent for routine claim and administration expenses, including but not limited to Cedent’s home office expenses, compensation of salaried, hourly or contract workers or employees, and any legal expenses other than third party expenses incurred by Cedent. Claim investigation expenses do not include expenses incurred by Cedent as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

Furthermore, Reinsurer will not reimburse Cedent for any expenses if said expense was not incurred by Cedent while investigating, defending or settling a claim.

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9.6	Misrepresentation or Suicide

If Cedent returns premium to the policyowner or beneficiary as a result of misrepresentation or suicide of the insured, Reinsurer will refund its proportionate share of the premium refund to Cedent in lieu of any other form of reinsurance benefit payable under this Agreement.

9.7	Misstatement of Age or Sex

In the event of a change in the amount of Cedent’s liability on a reinsured policy due to a misstatement of age or sex, Reinsurer’s liability will change proportionately. The face amount of the reinsured policy will be adjusted from the inception of the policy, and any difference will be settled without interest.

9.8	Extra-Contractual Damages

Unless Reinsurer has declined to participate in the action or has opted out of participation pursuant to Article 9.4, it will indemnify Cedent for its proportionate share of any Punitive Damages, Compensatory Damages, Statutory Penalties and legal fees and expenses incurred in the defense thereof to the extent such damages or penalties derive solely from Cedent’s decision to deny the claim.

However, this Agreement shall not provide any indemnity with respect to any extra contractual obligation incurred by Cedent as a result of any gross negligence, fraudulent and/or criminal act or omission by any officer, director, employee, agent or representative of Cedent.

For purposes of this Article, the following definitions will apply:

“Punitive Damages” are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

“Compensatory Damages” are those amounts to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

“Statutory Penalties” are those amounts awarded as a penalty, but are fixed in amount by statute.

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ARTICLE 10 - CREDIT FOR RESERVES

It is the intention of Reinsurer and Cedent that Cedent qualify for reinsurance credit for reinsurance ceded under this Agreement. In order to enable Cedent to take credit for the reinsurance ceded under this Agreement, Reinsurer, at its sole cost and expense, shall do all that is necessary to comply with applicable laws and regulations concerning Reinsurer’s authorization or accreditation to reinsure the type of insurance covered under this Agreement. The parties will amend the Agreement as required to ensure that reserve credit is maintained.

ARTICLE 11 - CHANGES TO CEDENT’S CORPORATE RETENTION LIMITS

11.1	Notice

If Cedent changes its maximum Corporate Retention Limits as shown in Schedule C, it will provide Reinsurer with prompt written notice of the changes.

11.2	Covered Policies Affected

A change to Cedent’s maximum Corporate Retention Limits will not affect the inforce Covered Policies except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the parties, an increase in Cedent’s Corporate Retention Limits will not affect an increase in the total Net Amount at Risk that it may automatically cede to Reinsurer.

11.3	Recapture

Cedent will have the option to recapture a portion of the reinsurance under this Agreement when Cedent’s Corporate Retention Limits increase. Cedent may increase its quota share percentage retained on the Policies in the same proportion as the increase in its Corporate Retention Limits.

(a)

Automatic Cessions: The recapture will be effected through a proportional increase in Cedent’s Automatic Retained Percentage, defined in Article 2.1(b). The increase in the Automatic Retained Percentage will be proportionate to the increase in Cedent’s Retention Limit for the corresponding issue ages.

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(b)

Facultative Cessions: The recapture will be effected through a proportional increase in Cedent’s Facultative Retained Percentage, defined as the percentage of the total Net Amount at Risk on the Covered Policy that Cedent retains at policy issue. The increase in the Facultative Retained Percentage will be proportionate to the increase in Cedent’s Retention Limit for the corresponding issue ages.

Cedent may exercise Cedent’s option to recapture by giving Reinsurer ninety (90) days prior written notice of such recapture. If Cedent exercises this option to recapture, then Cedent must reduce the reinsurance on each individual life on which Cedent retained its Automatic Retained Percentage or Facultative Retained Percentage that was in effect on this treaty at the time of the increase in retention limit.

The reduction of reinsurance will become effective on the later of the following dates:

(a)	The policy anniversary date immediately following the effective date of Cedent’s increase in its Corporate Retention Limits.

(b)	The number of years stated in Schedule A starting with the original policy date shown on Cedent’s listing.

If portions of the reinsured Policy have been ceded to more than one (1) reinsurer, Cedent must allocate the reduction in reinsurance so that the amount reinsured by each reinsurer after the reduction is proportionately the same as if the new maximum dollar retention limits had been in effect at the time of issue, provided Cedent has the option to recapture from all reinsurers.

The amount of reinsurance eligible for recapture is based on the Net Amount at Risk as of the date of recapture. For a Covered Policy issued as a result of exchange or replacement, the recapture terms of the reinsurance agreement covering the original policy will apply, and the duration period for the purpose of recapture will be measured from the effective date of the reinsurance on the original policy.

After the effective date of recapture, Reinsurer shall not be liable for any Covered Policies or portions of such Covered Policies that should have been recaptured pursuant to this Article.

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Any such recapture shall be subject to a terminal accounting and settlement as set forth in Article 22.

ARTICLE 12 - GENERAL PROVISIONS

12.1	Premium Tax

Reinsurer will not reimburse Cedent for premium taxes.

12.2	Inspection of Records

Reinsurer and Cedent, or their duly authorized representatives, will have the right to inspect original papers, records, and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party or its representative or provided via secure remote electronic access. If the Cedent has the data in digitally readable, structured and searchable format, it shall provide Reinsurer with access to the data in such format. Either party’s right to inspect records includes access to records held by third parties on behalf of Cedent or Reinsurer.

12.3	Forms, Manuals & Issue Rules

Cedent affirms that it has furnished Reinsurer with copies of all relevant information concerning the life insurance reinsured hereunder as requested by Reinsurer. It is Cedent’s responsibility to ensure that its practice and applicable forms are in compliance with current Medical Information Bureau (MIB) guidelines.

The parties affirm that they have and will continue to disclose all matters material to this Agreement. Examples of such matters include a material change in Cedent’s underwriting, claims or issue practices or philosophy, or a change in either party’s ownership or control.

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12.4	Other

Reinsurer will not participate in gross annual premiums and policy fees paid by the policyholder, expense charges, cash values, accumulation fund amounts, dividends, nor any benefits not expressly referred to herein.

12.5	Expenses

Cedent shall pay the expense of all medical examinations, inspection fees and other underwriting expenses in connection with the issuance of the insurance. Reinsurer, on a case by case basis, may agree to pay its proportionate share of Cedent’s legal fees and expenses associated with inforce Covered Policies.

ARTICLE 13 - DAC TAX

The parties to this Agreement agree to the following provisions pursuant to Section 1.848 2(g)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended:

(a)	The term “party” refers to either Cedent or Reinsurer, as appropriate.

(b)	The terms used in this Article are defined by reference to Regulation Section 1.848-2, effective December 29, 1992.

(c)

The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

(d)	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service.

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(e)

Cedent will submit a schedule to Reinsurer by April 1 of each year with its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of Cedent stating that Cedent will report such net consideration in its tax return for the preceding calendar year. Reinsurer may contest such calculation by providing an alternative calculation to Cedent in writing within thirty (30) days of Reinsurer’s receipt of Cedent’s calculation. If Reinsurer does not so notify Cedent within the required timeframe, Reinsurer will report the net consideration as determined by Cedent in Reinsurer’s tax return for the previous calendar year.

(f)

If Reinsurer contests Cedent’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date Reinsurer submits its alternative calculation. If Cedent and Reinsurer reach an agreement on an amount of net consideration, each party will report the agreed upon amount in its tax return for the previous calendar year.

(g)

Both Cedent and Reinsurer represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

ARTICLE 14 - OFFSET

Any undisputed debits or credits in favor of or against either Reinsurer or Cedent with respect to this Agreement, are deemed mutual debits or credits and may be offset and only the balance will be allowed or paid provided the party that seeks to avail itself of this right of offset is not in breach of any material provision of this Agreement. The right of offset will not be affected or diminished because of the insolvency of either party.

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ARTICLE 15 - REINSURER’S CHANGE IN FINANCIAL CONDITION AND INSOLVENCY

15.1 Reinsurer’s Change in Financial Condition

(a)	[ ]. [1]

(b)	[ ].

(c)	[ ].

(d)	[ ].

(e)	[ ].

(f)	[ ].

[1]	[ ].

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Policy Duration	Recapture Fee per $1000 of NAR
1	[	]
2	[	]
3	[	]
4	[	]
5	[	]
6	[	]
7	[	]
8	[	]
9	[	]
10	[	]
11	[	]

15.2	Insolvency of a Party to this Agreement

A party to this Agreement will be deemed insolvent when it:

(a)	applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

(b)	is adjudicated as bankrupt or insolvent; or

(c)

files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

(d)	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

15.3	Insolvency of Cedent

In the event of the insolvency of Cedent, all reinsurance payments due under this Agreement will be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of Cedent, without diminution because of the insolvency, for those claims allowed against Cedent by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.

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In the event of insolvency of Cedent, the liquidator, rehabilitator, receiver, or statutory successor will give written notice to Reinsurer of all pending claims against Cedent on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, Reinsurer may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to Cedent or its liquidator, rehabilitator, receiver, or statutory successor.

The expense incurred by Reinsurer will be chargeable, subject to court approval, against Cedent as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to Cedent solely as a result of the defense undertaken by Reinsurer. Where two (2) or more Reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by Cedent.

Reinsurer will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by Cedent on policies reinsured under this Agreement.

15.4	Insolvency of Reinsurer

In the event of Reinsurer’s insolvency, Cedent may cancel the Agreement for future new business and will notify Reinsurer in writing of its intent. The parties agree to waive the notification period for this cancellation, and the effective date will be no earlier than the effective date of Reinsurer’s insolvency.

Upon giving written notice to Reinsurer, Cedent may also recapture all of the inforce Covered Policies.

Such recapture and termination shall be subject to a terminal accounting and settlement as set forth in Article 22.

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ARTICLE 16 - ERRORS AND OMISSIONS

In this Article, “Error” means a clerical or administrative error or omission (other than an error in judgment) that is shown to be unintentional and the result or an oversight or misunderstanding.

For greater certainty, the following, while not an exclusive or exhaustive list, shall not be considered Errors:

(a)	failure by Cedent or its Representatives to comply with the conditions for automatic reinsurance coverage as set forth in Article 2.1 of this Agreement; or

(b)	failure by Cedent, or its Representatives to comply with Cedent’s own requirements related to the underwriting, approval or issuance of a Covered Policy or adjudication of a death claim; or

(c)	failure to provide Reinsurer with notice of material changes to: (i) Cedent’s Underwriting Guidelines, (ii) Cedent’s Claims Procedures, or (iii) any Covered Policy; or

(d)	facultatively submitted business for which Cedent failed to notify Reinsurer of Cedent’s acceptance of Reinsurer’s facultative offer pursuant to Article 3 of this Agreement; or

(e)	failure by Cedent to properly address repetitive Errors in administration or reporting by Cedent.

If either Reinsurer or Cedent fails to comply with the terms of this Agreement and such failure is the result of an Error on the part of Reinsurer or Cedent, then such Error shall be corrected by restoring both Reinsurer and Cedent to the respective positions that they would have occupied had no such Error occurred; provided, however, nothing in this Article shall operate or be construed:

(a)

to extend the liability of Reinsurer beyond any of the limits specified in this Agreement or to extend the liability of Reinsurer to cover any risk or class of insurance generally or specifically excluded from this Agreement; or

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(b)	to allow Cedent to alter its retention on any Policy reinsured hereunder after the occurrence of a loss on such Policy; or

(c)	to impose any greater liability on Reinsurer than would have attached if the Error had not occurred.

If it is not possible for both parties to be restored to the positions they would have occupied had the Error not occurred, then any financial consequences will be borne by the party that committed the Error.

The party first discovering any Error shall notify the other party in writing promptly upon its discovery, and the party responsible for such error shall endeavor to correct such Error as soon as reasonably practicable. When an Error is discovered, the party who committed the Error will use all commercially reasonable efforts to: (a) identify all other Errors of the same or similar nature through a review of records in its power, possession or control, and (b) avoid similar Errors in the future. Any monetary adjustments made between Reinsurer and Cedent to correct an Error will be made with interest as set forth in Article 6.3

The acceptance of premiums by Reinsurer in the event of an Error shall not establish liability on its part. Furthermore, this Article shall not operate or be construed as a waiver by either party of its rights to enforce strictly the terms of this Agreement nor shall any resolution of an Error adopted by the parties set a precedent for the resolution of any other Error.

After a policy has been reported as an opt out, such policy is considered opted out and cannot be reinsured. After forty-five (45) days has elapsed from reporting of such policy to Reinsurer, Errors and Omissions do not apply.

ARTICLE 17 - ARBITRATION

It is the intention of Reinsurer and Cedent that the customs and practices of the life insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all matters with the highest good faith. If Reinsurer and Cedent cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be decided through arbitration.

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To initiate arbitration, either Cedent or Reinsurer will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will acknowledge the notification in writing within fifteen (15) days of its receipt.

There will be three (3) arbitrators who will be current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates or subsidiaries. Each of the parties will appoint one (1) of the arbitrators and these two (2) arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty (60) days of the initiation of the arbitration, the other party may appoint the second arbitrator. If the two (2) arbitrators do not agree on a third arbitrator within sixty (60) days of the appointment of the second arbitrator, then each arbitrator shall nominate three (3) candidates [within ten (10) days thereafter], two (2) of whom the other shall decline, and the decision shall be made by drawing lots for the final selection.

Once chosen, the arbitrators are empowered to select the site of the arbitration and decide all substantive and procedural issues by a majority of votes. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. The arbitrators will have the power to determine all procedural rules of the arbitration including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators may consider any relevant evidence; they will weigh the evidence and consider any objections. Each party may examine any witnesses who testify at the arbitration hearing.

The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the life insurance and reinsurance industries rather than on strict interpretation of the law. The decision of the arbitrators will be made by majority rule and will be submitted in writing. The decision will be final and binding on both parties and there will be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment. The arbitrators may not award any exemplary or punitive damages.

Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

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This Article will survive termination of this Agreement.

ARTICLE 18 - CONFIDENTIALITY

18.1	Confidential Information

During the course of performance under this agreement, a party or its representatives (the “Discloser”) may make available to the other party or its representatives (the “Recipient”), Confidential Information. “Confidential Information” includes, but is not limited to, Customer Information, Proprietary Information, and any other information that a discloser deems confidential, whether specifically identified or not, in whatever medium, oral, paper or electronic.

“Customer Information” includes any Personal Information about the Discloser’s applicants, policyholders, certificate holders, beneficiaries or claimants. Personal Information includes, but is not limited to, name, address, social security number, date of birth, policy or account number, bank account number, account passwords, account balances, driver’s license number, state identification number, passport number, medical information, employee identification number and maiden name of the individual’s mother.

“Proprietary Information” includes, but is not limited to, all information or material that has or could have commercial value or other utility. Proprietary Information does not include information that:

(a)

is in the Recipient’s possession if it was received on a nonconfidential basis from a source not prohibited from disclosing such Proprietary Information by a duty or obligation of confidentiality owed to the Discloser; or

(b)	is now, or hereafter becomes generally known to the public other than as a result of a disclosure by the Recipient; or

(c)	is independently developed by the Recipient without use of or reference to the Proprietary Information.

18.2	Safeguards of Confidential Information

The Recipient agrees to hold Confidential Information in confidence and to use or disclose such Confidential Information solely for the purposes of evaluation or performance of this Agreement or as otherwise required by law.

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The Recipient shall maintain commercially reasonable administrative, physical and technical safeguards not less than the Recipient uses to protect its own Confidential Information against unauthorized access to or disclosure. The Recipient shall:

(a)

restrict disclosure of Confidential Information to its officers, directors, employees, affiliates, agents and advisors (“Representatives”) with a need to know and to inform such Representatives of its obligations under this Article; and

(b)

not disclose Confidential Information to third parties without the consent of the Discloser except as required by external auditors, regulators, the Medical Information Bureau (MIB), or pursuant to Article 18.3 or Article 18.7; and

(c)	use commercially reasonable secure methods in the transmission, maintenance and disposal of such Confidential Information.

Notwithstanding any other provisions of this Agreement, pursuant to Section 6011 of the United States Internal Revenue Code and the regulations thereunder, each Party and its Representatives may consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of this transaction (the “Tax Treatment”), and disclose to any and all persons, without limitation of any kind, the Tax Treatment and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to the Tax Treatment.

18.3	Sharing of Confidential Information

Reinsurer agrees to treat Customer Information provided by Cedent as confidential, as prescribed under Federal and State laws and regulations related to privacy of information.

For the avoidance of doubt, notwithstanding any other provision of this Agreement, Reinsurer may disclose Customer Information to its own directors, officers, employees, affiliates, and advisors (collectively the “Representatives”) and, to the extent necessary or required, to its retrocessionaires, rating agencies, regulators, external auditors and MIB Group, Inc. (collectively “Applicable Third Parties”) in the following circumstances:

(a)	to those who need to know such information in connection with the proper execution of this Agreement;

(b)	as necessary to perform its internal risk-management functions and analysis;

(c)	to the extent necessary to retrocede risks covered by this Agreement or otherwise comply with retrocessionaire requirements; and

(d)	as needed to perform or comply with other applicable audit functions or requirements.

Reinsurer will take reasonable steps to ensure that its Representatives and Applicable Third Parties maintain the confidentiality of Customer Information. Reinsurer will furnish to Cedent a copy of Reinsurer’s privacy policy upon request.

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The obligations set forth in this Article regarding privacy of Customer Information will survive the termination of this Agreement and remain in force indefinitely or until Reinsurer no longer has possession or control of any such Customer Information.

18.4	Unauthorized Disclosure

The Recipient agrees to report to the Discloser any unauthorized access to or release of Confidential Information as soon as possible, but in no event later than three (3) business days following the identification of such event. The Recipient agrees to cooperate fully with the Discloser in the investigation and handling of any unauthorized access to or release of Confidential Information.

18.5	Treatment of Confidential Information Upon Termination

Upon request following termination of this Agreement, the Recipient shall immediately destroy or return intact to the Discloser any and all Proprietary Information received and any and all copies or records of any Proprietary Information in its or its Representatives’ possession or control to the extent such Proprietary Information is no longer required by the Recipient in order to perform its obligations hereunder. The Recipient shall not be obligated to destroy any Proprietary Information that is retained for back-up or archiving purposes in accordance with a document retention policy or that the Recipient, in the opinion of counsel, is legally compelled to keep and store. Any such Proprietary Information that is retained by the Recipient may only be used by the Recipient in order to perform or verify its performance of its obligations hereunder.

18.6	Notice of Order of Disclosure and Remedies

In the event that the Recipient is required by court order or other legislative, judicial, or administrative process to disclose Confidential Information, the Recipient agrees to provide the Discloser with prompt notice of the order or process.

The Recipient agrees and acknowledges that any use and/or disclosure of the Confidential Information not specifically authorized or permitted by this Article may cause irreparable damage to the Discloser for which monetary damages would not provide adequate relief. Therefore, in addition to all other available remedies, the Discloser shall be entitled to seek injunctive relief to remedy a threatened or actual unauthorized disclosure of Confidential Information.

18.7	Consent to Release Information

The Parties will not disclose Confidential Information, or information about the terms or existence of this Agreement, to any other entities unless agreed to in writing, except as necessary for retrocession, as necessary for prudent risk management purposes, as requested by external auditors, as required by court order, or as allowed by law or regulation.

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18.8	Survival of Obligations

The obligations of this Article shall survive termination of this Agreement.

ARTICLE 19 - DURATION OF AGREEMENT

This Agreement is indefinite as to its duration. Cedent or Reinsurer may terminate this Agreement with respect to the reinsurance of new business by giving one hundred and eighty (180) days written notice of termination to the other party, sent by certified mail. The first day of the notice period is deemed to be the date the document is postmarked.

During the notification period, Cedent will continue to cede and Reinsurer will continue to accept policies covered under the terms of this Agreement. Reinsurance coverage on all Covered Policies will remain in force until the termination or expiry of the policies or until the contractual termination of reinsurance under the terms of this Agreement, whichever occurs first.

ARTICLE 20 - GOOD FAITH

Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed, accredited or authorized. Each party will promptly notify the other if it is subsequently financially impaired.

The parties agree that this Agreement is entered into with the understanding that the principles of good faith traditional to reinsurance shall be adhered to in the formation and performance of this Agreement and shall govern the parties’ rights and obligations. This Agreement is entered into in reliance of the utmost good faith of the parties including, for example, their warranties representations and disclosures.

The parties affirm that they have and will continue to disclose all matters material to this Agreement. Examples of such matters include a material change in Cedent’s underwriting, claims or issue practices or philosophy, or a change in either party’s ownership or control.

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ARTICLE 21 - COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one (1) Agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. When this Agreement has been fully executed by Cedent and Reinsurer, it will become effective as of the Effective Date(s) specified in Schedule A.

ARTICLE 22 - TERMINAL ACCOUNTING AND SETTLEMENT

22.1	In the event that this Agreement is terminated for both in-force and new business a terminal accounting and settlement shall occur.

22.2	The “Terminal Accounting Date” shall be the earliest of: (a) the effective date of termination of this Agreement, or (b) any other date mutually agreed by the parties in writing.
22.3	For the sole purpose of this Article, the terms “Reinsurer” and “Cedent” shall include Reinsurer’s and Cedent’s respective rehabilitator(s), receiver(s), or liquidator(s), as applicable.

22.4

The final settlement amount shall be determined calculating: (i) the unearned premium as of the Terminal Accounting Date together with the amount of pending claims and claims incurred but not reported as of the Terminal Accounting Date; less (ii) the due but unpaid reinsurance premium as of the Terminal Accounting Date.

22.5

Reinsurer shall provide the calculation of the final settlement amount to Cedent within one hundred twenty (120) days of the Terminal Accounting Date. Cedent shall have sixty (60) days from the date Reinsurer provides the calculation and supporting data and information to review and validate it. In the event Cedent is not able to reasonably validate the calculation, then Reinsurer or Cedent as the case may be, shall deposit the final settlement amount into escrow and proceed to cause an arbitration of the matter pursuant to Article 17 of this Agreement. Any amount so deposited shall be subject to adjustment as a result of arbitration.

22.6

If Cedent validates the final settlement amount, it shall be paid on or before the one hundred eighty first (181st) day following the Terminal Accounting Date. In the event the final settlement amount is positive, Reinsurer shall make payment to Cedent. In the event the final settlement amount is negative, Cedent shall make payment to Reinsurer.

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22.7

It is the intent of Reinsurer and Cedent that under all circumstances any payments determined to be due to either party under the Terminal Accounting and Settlement Article shall be fully and completely subject to offset as provided under the terms of this Agreement.

22.8

Except as otherwise set forth in Article 22.9, upon completion of the settlement, the Parties and their respective successors and assigns will be fully and completely released from all liabilities under the Agreement effective as of the Terminal Accounting Date.

22.9

With respect to any claim reported after the Terminal Accounting Date, Reinsurer will pay its share of the death claim, provided (i) the claim relates to a policy that correctly is or should have been part of the business covered by the Agreement prior to the Terminal Accounting Date, (ii) the claim is incurred on or before the Terminal Accounting Date, (iii) in the event the policy to which the claim relates previously was not reported under the Agreement, all past due premiums in respect of such policy first shall have been paid to Reinsurer and (iv) Cedent will undertake all commercially reasonable efforts to ensure that known claims are submitted to Reinsurer in a timely manner.

ARTICLE 23 - EXECUTION

IN WITNESS WHEREOF New York Life Insurance and Annuity Corporation and Munich American Reassurance Company have by their respective officers executed and delivered these documents on the dates shown below.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION Signed at New York, New York		NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By	Its authorized representative	By	Its authorized representative

Name	Jeanne Carbone	Name	Jodi Kravitz

Title	VP & Actuary	Title	VP & Actuary

Date		Date

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MUNICH AMERICAN REASSURANCE COMPANY		MUNICH AMERICAN REASSURANCE COMPANY

Signed at		Signed at

By	Its authorized representative	By	Its authorized representative

Name		Name

Title		Title

Date		Date

SCHEDULE A

POLICIES

1.	Quota Share Percentage:	[ ]% First Dollar Quota Share of policies with policy face amount of $1 million and more.

2.	Type of Business:	Variable Universal Life policies and Intermediate No Lapse Guarantee (INLG) attached to the base policy.

3.	Plans of Insurance:	AD-118 Variable Accumulator Plus with Embedded No Lapse Guarantee (NLG).

4.	Issue Ages:	0-80

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0-65 for Intermediate No Lapse Guarantee (Not available to Substandards).

5.	Jumbo Limit:	$[ ]

6.	Automatic Binding Limit:	$[ ] for issue ages to age 65;

$[ ] for issue ages 66 to 75;

$[ ] for issue ages 76 to 79;

$[ ] for issue age 80.

7.	Minimum Amount at Issue:	$[ ] for Select Preferred, Preferred and Preferred 2; $[ ] for all other classes.

8.	Recapture Period:	20 Years

9.	Maturity Age:	121

10.	Automatic Retained Percentage: [ ]%

11.	Conditional Receipt Limit:	$[ ]

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SCHEDULE B

REINSURANCE PREMIUM RATES

1.	Reinsurance Premiums

Total Reinsurance Premiums shall be calculated as follows:

Reinsurance Premiums = Rate per $1,000 x Net Amount at Risk Ceded/1,000.

First Year premiums are zero.

Renewal Reinsurance Premium rates for issue ages 18 and above are calculated based upon the appropriate percentages below applied to the attached 2001 VBT Select and Ultimate Gender and Smoker Distinct ANB Table. Issue ages 0-15 are based on the 2001 VBT Select and Ultimate Gender Distinct Composite ANB table. Issue ages 16-17 are based on the 2001 VBT Non-smoker ANB table.

Face Amount Band $1,000,000+

Duration 2-20

Issue Age
Gender	Risk Class	0-15	16-17	18-29	30-39	40-49	50-59	60-69	70-80
Male	Select Preferred	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Preferred	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Preferred II	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Non-Smoker	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Select Standard	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Standard	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Juvenile	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

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Female	Select Preferred	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Preferred	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Preferred II	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	1Non-Smoker	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Select Standard	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Standard	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Juvenile	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

Face Amount Band $1,000,000+

Duration 21+

Issue Age
Gender	Risk Class	0-15	16-17	18-29	30-39	40-49	50-59	60-69	70-80
Male	Select Preferred	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Preferred	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Preferred II	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Non-Smoker	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Select Standard	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Standard	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Juvenile	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
Female	Select Preferred	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Preferred	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Preferred II	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Non-Smoker	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Select Standard	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Standard	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Juvenile	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

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For facultative cases that are below the minimum automatic face amount of $[        ], the pay percentages are [    ]% of those in the tables above.

Substandard Table Adjustment

For substandard insureds, the premium rate will be the premium rate for a standard insured (non-smoker or smoker as appropriate), multiplied by the appropriate factor from the following tables based on the substandard insured’s table rating.

Automatic Cessions (NYL Table)

Class	Nonsmoker Factor	Smoker Factor
2	[ ]	[ ]
3	[ ]	[ ]
4	[ ]	[ ]
5	[ ]	[ ]
6	[ ]	[ ]
7	[ ]	[ ]
8	[ ]	[ ]
9	[ ]	[ ]
10	[ ]	[ ]
11	[ ]	[ ]
12	[ ]	[ ]
13	[ ]	[ ]

Facultative Cessions

Class	Nonsmoker Factor	Smoker Factor
Standard
1	[ ]	[ ]
2	[ ]	[ ]
3	[ ]	[ ]
4	[ ]	[ ]
5	[ ]	[ ]
6	[ ]	[ ]
7	[ ]	[ ]
8	[ ]	[ ]
9	[ ]	[ ]
10	[ ]	[ ]
11	[ ]	[ ]
12	[ ]	[ ]
13	[ ]	[ ]
14	[ ]	[ ]
15	[ ]	[ ]
16	[ ]	[ ]

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Constant Extra Deaths Limitation: At the later of attained age 65 or duration 20, but not to exceed attained age 100, take a difference between standard and substandard rates and apply it as an additive factor for all the later durations (i.e. constant extra deaths at this point).

Overall Limitation: All individual mortality rates shall be limited to 1.00.

2.	Flat Extra Premiums

The total premium remitted to the reinsurer will include the flat extra premium minus a [    ]% allowance.

3.	Renewal of Insurance

The renewal of insurance shall be considered as a continuation of the original insurance for the purpose of calculating future reinsurance premiums.

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SCHEDULE C

CEDENT’S CORPORATE RETENTION LIMITS

	Issue Ages	Amount
Single Life	0-60	$	[	]
	61-65	$	[	]
	66-75	$	[	]
	76-80	$	[	]